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Exhibit 1

NOVA Chemicals Corporation

NOTICE OF ANNUAL AND SPECIAL MEETING

        NOTICE is hereby given that the annual and special meeting (the "Meeting") of the holders of common shares (the "Common Shares") of NOVA Chemicals Corporation ("NOVA Chemicals") will be held at the Toronto Stock Exchange, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on April 6, 2005 at 10:30 a.m., Toronto time. At the Meeting, the following business will be conducted:

1.
to receive the consolidated financial statements of NOVA Chemicals for the year ended December 31, 2004 and the report of the auditors;

2.
to elect directors;

3.
to appoint Ernst & Young LLP as the auditors of NOVA Chemicals and to authorize the directors to fix the auditors' remuneration;

4.
to consider and, if thought appropriate, reconfirm and approve NOVA Chemicals' Shareholder Rights Plan, as amended and restated; and

5.
to consider such other matters or business as may properly come before the Meeting or any adjournment thereof.

        Each of these items is described in more detail in the accompanying Management Proxy Circular of NOVA Chemicals.

        The record date for the determination of holders of Common Shares entitled to receive notice of, and to attend and vote at, the Meeting has been determined to be the close of business on February 25, 2005.

By Order of the Board of Directors JACK S. MUSTOE Senior Vice President, Legal, General Counsel and Corporate Secretary

Calgary, Alberta
March 1, 2005

TO: HOLDERS OF COMMON SHARES

        If you are unable to attend the Meeting in person and you are a registered shareholder, please complete and sign the enclosed form of proxy and forward it in the enclosed postage prepaid self-addressed envelope, or otherwise deliver it, to CIBC Mellon Trust Company, 600 The Dome Tower, 333 Seventh Avenue S.W., Calgary, Alberta, T2P 2Z1, for arrival no later than 5:00 p.m. Calgary time on April 5, 2005. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the voting instruction form in accordance with the instructions provided by their broker or intermediary.

J.M. LIPTON President and Chief Executive Officer	NOVA Chemicals Corporation P.O. Box 2518, Station M Calgary, Alberta Canada T2P 5C6 Offices: 1000 Seventh Avenue S.W. (403) 750-3600

March 1, 2005

Dear NOVA Chemicals Shareholder:

        I am pleased to invite you to attend the annual and special meeting of the holders of common shares of NOVA Chemicals Corporation to be held at the Toronto Stock Exchange, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on April 6, 2005 commencing at 10:30 a.m. Toronto time. Enclosed with this letter are NOVA Chemicals' 2004 Annual Report, Notice of Annual and Special Meeting, Management Proxy Circular and a form of proxy or voting instruction form. These materials describe the business to be dealt with at the meeting and provide you with additional information about NOVA Chemicals and its directors and executive officers.

        At the meeting, you will be asked to vote on the regular business of electing directors and appointing auditors, and to consider and, if thought appropriate, reconfirm and approve NOVA Chemicals' Shareholder Rights Plan, as amended and restated.

        Regardless of the number of shares you own, your vote is important. If you are unable to attend the meeting, I would appreciate you taking the time now to complete, sign, date and return the enclosed proxy form or voting instruction form in the enclosed postage prepaid self-addressed envelope, so that your shares can be voted at the meeting.

        For those shareholders who cannot attend the meeting in person, NOVA Chemicals has made arrangements to provide a live webcast of the meeting. Details on how shareholders may listen to the proceedings on the webcast may be found on NOVA Chemicals' website at www.novachemicals.com and will be provided in a news release prior to the meeting.

        Thank you for your participation as a shareholder of NOVA Chemicals.

                        Sincerely,

                        Jeffrey M. Lipton

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Exhibit 1